Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Chris Manuel, Vice President of Investor Relations

567-336-2600

Chris.Manuel@o-i.com

O-I GLASS REPORTS FULL YEAR AND FOURTH QUARTER 2024 RESULTS

Rapidly Implementing O-I’s Fit To Win Initiative To Significantly Improve Performance

Anticipate Stronger 2025 Earnings and Cash Flow

PERRYSBURG, Ohio (February 4, 2025) – O-I Glass, Inc. (“O-I”) (NYSE: OI) today reported financial results for the full year and fourth quarter ended December 31, 2024.

Full Year 2024 Results

	Net Earnings (Loss) Attributable to To the Company Earnings Per Share		Earnings Before Income Taxes $M		Cash Provided by Operating Activities $M
	FY24	FY23	FY24	FY23	FY24	FY23
Reported	($0.69)	$(0.67)	$38	$67	$489	$818
	Adjusted Earnings Earnings Per Share (Diluted)		Segment Operating Profit $M		Free Cash Flow – Source (Use) $M
	FY24	FY23	FY24	FY23	FY24	FY23
Non - GAAP	$0.81 Guidance: $0.70-$0.80	$3.09	$748	1,193	($128) Guidance: ($130-$170)	$130

"2024 was a challenging year for the company, with a decline in net sales and earnings before income taxes. Performance was impacted by market pressures including lower average selling prices, reduced sales volumes and temporarily higher operating costs, as we cut our inventory levels. Faced with these challenges, we took decisive action to reduce costs and manage working capital,” said Gordon Hardie, O-I Glass CEO.

“Looking ahead, we are aggressively implementing our Fit To Win initiative to drive improved performance and greater value. We expect this approach to enhance our overall competitiveness through greater operational efficiency, reduce enterprise costs and to position us for future sustainable value creation.”

“While we remain cautious about the commercial outlook, we anticipate better 2025 results driven by substantial cost savings from Fit To Win and higher production levels, as we moderate temporary curtailments.”

“We are committed to improving economic profit and free cash flow and delivering long-term value to our shareholders,” concluded Hardie.

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Net sales for 2024 were $6.5 billion, a decrease of approximately 8 percent compared to $7.1 billion in the previous year. This decline was primarily due to a 2 percent decline in average selling prices, 4 percent lower sales volume (in tons), and unfavorable foreign currency translation.

Earnings before income taxes were $38 million in 2024, compared to $67 million in the prior year. Both years included items not representative of ongoing operations, such as $236 million in restructuring, pension settlement and asset impairment and other charges in 2024 and a $445 million goodwill impairment charge in the North America reporting unit in 2023. Earnings before income taxes for 2024 also reflected lower segment operating profit which was partially offset by lower interest expense and lower corporate retained and other costs.

Segment operating profit was $748 million in 2024, compared to $1,193 million in the previous year.

•	Americas: Segment operating profit in the Americas was $392 million, down from $511 million in the prior year. This decline was due to lower net price which impacted earnings by $41 million, a $37 million headwind from a 3.5 percent decline in sales volume (in tons), and a $44 million increase in operating costs attributed to additional temporary production curtailments to rebalance inventory levels and start-up costs at the company’s first MAGMA greenfield line in Bowling Green, KY. Additionally, segment operating profit reflected a $3 million favorable foreign currency translation.

•	Europe: Segment operating profit in Europe was $356 million, compared to $682 million in the prior year. This decline was due to lower net price which impacted earnings $140 million, a 4 percent decrease in sales volume (in tons) reducing segment operating profit by $29 million, and a $155 million increase in operating costs resulting from significant temporary production curtailments to rebalance inventories. Unfavorable foreign currency translation also impacted segment operating profit by $2 million.

Retained corporate and other costs were $134 million in 2024, down from $224 million in the prior year, due to lower corporate spending and management incentives.

Net interest expense totaled $335 million, down from $342 million in the prior year, reflecting lower refinancing charges which were partially offset by a higher interest rate environment.

The company reported a net loss attributable to the company of $0.69 per share in 2024, compared to a net loss of $0.67 per share in 2023.

Adjusted earnings were $0.81 per share (diluted) in 2024, slightly exceeding management’s most recent guidance of $0.70 to $0.80 per share (diluted), compared to $3.09 per share (diluted) in 2023.

Cash provided by operating activities was $489 million in 2024, compared to $818 million in 2023.

Free cash flow was a use of $128 million in 2024, which was slightly favorable to management’s most recent outlook range of a use of $130 million to $170 million and compared to a $130 million source of cash in the prior year. Free cash flow included capital expenditures of $617 million in 2024, compared to $688 million in 2023.

Total debt was $5.0 billion as of December 31, 2024, compared to $4.9 billion at the end of the previous year. Net debt was $4.2 billion, compared to $4.0 billion in 2023.

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Fourth Quarter 2024 Results

	Net Loss Attributable to the Company Earnings Per Share		Loss Before Income Taxes $M
	4Q24	4Q23	4Q24	4Q23
Reported	($1.00)	($3.05)	($125)	($439)
	Adjusted Earnings Earnings Per Share (Diluted)		Segment Operating Profit $M
	4Q24	4Q23	4Q24	4Q23
Non – GAAP	($0.05)	$0.12	$136	$168

Net sales for the fourth quarter of 2024 were $1.5 billion, down from $1.6 billion in the prior year period and reflected 2 percent lower average selling prices and unfavorable foreign currency translation while sales volume (in tons) was flat with the prior year.

The company reported a $125 million loss before income taxes in the fourth quarter of 2024, compared to a loss before income taxes of $439 million in the prior year quarter. Most of the change was due to items not considered representative of ongoing operations, including $153 million of restructuring, pension settlement and asset impairment and other charges in 2024 and a $445 million goodwill impairment charge in the North America reporting unit in 2023. This loss before income taxes also reflected lower segment operating profit which was mostly offset by lower retained corporate and other costs.

Segment operating profit was $136 million in the fourth quarter of 2024, compared to $168 million in the prior year period.

•	Americas: Segment operating profit in the Americas was $96 million, up from $93 million in the fourth quarter of 2023. Segment operating profit benefited $5 million from a 5 percent growth in sales volume (in tons) and $19 million in lower operating costs while unfavorable net price was a $16 million headwind. Additionally, segment operating profit was impacted $5 million from unfavorable foreign currency translation.

•	Europe: Segment operating profit in Europe was $40 million, down from $75 million in the fourth quarter of 2023. Lower segment operating profit reflected $29 million of unfavorable net price and a $8 million impact from a 5 percent decrease in sales volume (in tons), partially offset by $3 million in lower operating costs. Unfavorable foreign currency translation also impacted segment operating profit by $1 million.

Retained corporate and other costs were $30 million in the fourth quarter of 2024, down from $49 million in the prior year.

The company reported a net loss attributable to the company of $1.00 per share in the fourth quarter of 2024, compared to a net loss of $3.05 per share in the same period of 2023.

Adjusted earnings were a loss of $0.05 per share in the fourth quarter of 2024, compared to adjusted earnings of $0.12 per share (diluted) in the prior year quarter.

2025 Outlook

	2025 Guidance	2024 Actual
Adjusted Earnings Per Share	$1.20 - $1.50	$0.81
Free Cash Flow – Source / (Use) ($M)	$150 - $200	($128)

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O-I anticipates 2025 adjusted EPS will be in the range of $1.20 to $1.50 per share, representing a 50 to 85 percent increase from 2024 levels. While management maintains a cautious commercial outlook, the company’s Fit To Win cost savings initiatives should boost results. Net price will likely be a headwind due to competitive pressures in Europe, and sales volumes are projected to be flat or down slightly compared to 2024 levels. Although markets are expected to recover gradually, the company may choose to exit unprofitable businesses following restructuring actions and renewed focus on driving economic profit. Management anticipates lower operating costs due to between $175 and $200 million in Fit To Win benefits as well as higher production network utilization. Foreign currency translation will likely be an earnings headwind based on current exchange rates.

O-I expects free cash flow of between $150 and $200 million in 2025, a significant improvement from the $128 million use of cash in 2024. Higher anticipated free cash flow is attributed to improved earnings as well as lower capital expenditures and tax payments, although restructuring cash outflows are expected to increase compared to the previous year. Capital expenditures are anticipated to be between $400 and $450 million, down significantly from $617 million in 2024.

Guidance primarily reflects the company’s current view on sales and production volume, mix and working capital trends; it does not reflect potential impact of tariffs on U.S. imports or retaliatory tariffs on U.S. exports. O-I’s adjusted earnings outlook assumes foreign currency rates as of January 31, 2025, and a full-year adjusted effective tax rate of approximately 33 to 36 percent. The earnings and cash flow guidance ranges may not fully reflect uncertainty in macroeconomic conditions, currency rates, energy and raw materials costs, supply chain disruptions, labor challenges, and success in global profitability improvement initiatives, among other factors.

Conference Call Scheduled for February 5, 2025

O-I CEO Gordon Hardie and CFO John Haudrich will conduct a conference call to discuss the company’s latest results on Wednesday, February 5, 2025, at 8:00 a.m. ET. A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the News and Events section. A replay of the call will be available on the website for a year following the event.

Contact: Sasha Sekpeh, 567-336-5128 – O-I Investor Relations

O-I news releases are available on the O-I website at www.o-i.com.

O-I’s first quarter 2025 earnings conference call is currently scheduled for Wednesday, April 30, 2025, at 8:00 a.m. ET.

About O-I Glass

At O-I Glass, Inc. (NYSE: OI), we love glass and we’re proud to be one of the leading producers of glass bottles and jars around the globe. Glass is not only beautiful, it’s also pure and completely recyclable, making it the most sustainable rigid packaging material. Headquartered in Perrysburg, Ohio (USA), O-I is the preferred partner for many of the world’s leading food and beverage brands. We innovate in line with customers’ needs to create iconic packaging that builds brands around the world. Led by our diverse team of approximately 21,000 people across 69 plants in 19 countries, O-I achieved net sales of $6.5 billion in 2024. Learn more about us:

o-i.com / Facebook / Twitter / Instagram / LinkedIn

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Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures, which are measures of its historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. Management believes that its presentation and use of certain non-GAAP financial measures, including adjusted earnings, adjusted earnings per share, free cash flow, segment operating profit, segment operating profit margin, net debt and adjusted effective tax rate provide relevant and useful supplemental financial information that is widely used by analysts and investors, as well as by management in assessing both consolidated and business unit performance. These non-GAAP measures are reconciled to the most directly comparable GAAP measures and should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Adjusted earnings relates to net earnings (loss) attributable to the company, exclusive of items management considers not representative of ongoing operations and other adjustments because such items are not reflective of the company’s principal business activity, which is glass container production. Adjusted earnings are divided by weighted average shares outstanding (diluted) to derive adjusted earnings per share. Segment operating profit relates to earnings (loss) before interest expense, net, and before income taxes and is also exclusive of items management considers not representative of ongoing operations as well as certain retained corporate costs and other adjustments. Segment operating profit margin is calculated as segment operating profit divided by segment net sales. Adjusted effective tax rate relates to provision for income taxes, exclusive of items management considers not representative of ongoing operations and other adjustments divided by earnings (loss) before income taxes, exclusive of items management considers not representative of ongoing operations and other adjustments. Management uses adjusted earnings, adjusted earnings per share, segment operating profit, segment operating profit margin, and adjusted effective tax rate to evaluate its period-over-period operating performance because it believes these provide useful supplemental measures of the results of operations of its principal business activity by excluding items that are not reflective of such operations.  The above non-GAAP financial measures may be useful to investors in evaluating the underlying operating performance of the company’s business as these measures eliminate items that are not reflective of its principal business activity.

Net debt is defined as total debt less cash. Management uses net debt to analyze the liquidity of the company.

Further, free cash flow relates to cash provided by operating activities less cash payments for property, plant, and equipment. Management has historically used free cash flow to evaluate its period-over-period cash generation performance because it believes these have provided useful supplemental measures related to its principal business activity. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures, since the company has mandatory debt service requirements and other non-discretionary expenditures that are not deducted from these measures. Management uses non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments.

The company routinely posts important information on its website – www.o-i.com/investors.

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Forward-Looking Statements

This press release contains “forward-looking” statements related to O-I Glass, Inc. (“O-I Glass” or the “company”) within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements reflect the company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” “commit,” and the negatives of these words and other similar expressions generally identify forward-looking statements.

It is possible that the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the company’s ability to achieve expected benefits from cost management, efficiency improvements, and profitability initiatives, such as its Fit to Win program, including expected impacts from production curtailments, reduction in force and furnace closures, (2) the general political, economic and competitive conditions in markets and countries where the company has operations, including uncertainties related to economic and social conditions, trade disputes, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, changes in tax rates, and changes in laws or policies, war, civil disturbance or acts of terrorism, natural disasters, public health issues and weather, (3) cost and availability of raw materials, labor, energy and transportation (including impacts related to the current Ukraine-Russia and Israel-Hamas conflicts and disruptions in supply of raw materials caused by transportation delays), (4) competitive pressures from other glass container producers and alternative forms of packaging or consolidation among competitors and customers, (5) changes in consumer preferences or customer inventory management practices, (6) the continuing consolidation of the company’s customer base, (7) the company’s ability to improve its glass melting technology, known as the MAGMA program, and implement it in a manner to deliver economic profit within the timeframe expected in addition to successfully achieving key production and commercial milestones, (8) unanticipated supply chain and operational disruptions, including higher capital spending, (9) seasonality of customer demand, (10) the failure of the company’s joint venture partners to meet their obligations or commit additional capital to the joint venture, (11) labor shortages, labor cost increases or strikes, (12) the company’s ability to acquire or divest businesses, acquire and expand plants, integrate operations of acquired businesses and achieve expected benefits from acquisitions, divestitures or expansions, (13) the company’s ability to generate sufficient future cash flows to ensure the company’s goodwill is not impaired, (14) any increases in the underfunded status of the company’s pension plans, (15) any failure or disruption of the company’s information technology, or those of third parties on which the company relies, or any cybersecurity or data privacy incidents affecting the company or its third-party service providers, (16) risks related to the company’s indebtedness or changes in capital availability or cost, including interest rate fluctuations and the ability of the company to generate cash to service indebtedness and refinance debt on favorable terms, (17) risks associated with operating in foreign countries, (18) foreign currency fluctuations relative to the U.S. dollar, (19) changes in tax laws or global trade policies, (20) the company’s ability to comply with various environmental legal requirements, (21) risks related to recycling and recycled content laws and regulations, (22) risks related to climate-change and air emissions, including related laws or regulations and increased ESG scrutiny and changing expectations from stakeholders, and the other risk factors discussed in the Company's filings with the Securities and Exchange Commission.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the Company in light of its

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experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

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O-I GLASS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended December 31		Year ended December 31
Unaudited	2024	2023	2024	2023

Net sales	$1,529	$1,641	$6,531	$7,105
Cost of goods sold	(1,321)	(1,410)	(5,486)	(5,609)

Gross profit	208	231	1,045	1,496

Selling and administrative expense	(109)	(116)	(445)	(540)
Research, development and engineering expense	(18)	(26)	(80)	(92)
Interest expense, net	(83)	(79)	(335)	(342)
Equity earnings	4	27	79	127
Other expense, net (incl. goodwill impairment)	(127)	(476)	(226)	(582)

Earnings (loss) before income taxes	(125)	(439)	38	67

Provision for income taxes	(25)	(25)	(126)	(152)

Net loss	(150)	(464)	(88)	(85)

Net earnings attributable to noncontrolling interests	(5)	(6)	(18)	(18)

Net loss attributable to the Company	$(155)	$(470)	$(106)	$(103)

Basic earnings per share:
Net loss attributable to the Company	$(1.00)	$(3.05)	$(0.69)	$(0.67)
Weighted average shares outstanding (thousands)	154,040	154,223	154,552	154,651

Diluted earnings per share:
Net loss attributable to the Company	$(1.00)	$(3.05)	$(0.69)	$(0.67)
Diluted average shares (thousands)	154,040	154,223	154,552	154,651

O-I GLASS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

Unaudited	December 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$734	$913
Trade receivables, net	572	671
Inventories	963	1,071
Prepaid expenses and other current assets	209	229
Total current assets	2,478	2,884

Property, plant and equipment, net	3,296	3,555
Goodwill	1,321	1,473
Intangibles, net	198	254
Other assets	1,361	1,503

Total assets	$8,654	$9,669

Liabilities and Share Owners' Equity
Current liabilities:
Accounts payable	$1,142	$1,437
Short-term loans and long-term debt due within one year	416	248
Other liabilities	602	661
Total current liabilities	2,160	2,346

Long-term debt	4,553	4,698
Other long-term liabilities	736	881
Share owners' equity	1,205	1,744

Total liabilities and share owners' equity	$8,654	$9,669

O-I GLASS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

Unaudited	Three months ended December 31		Year ended December 31
	2024	2023	2024	2023
Cash flows from operating activities:
Net loss	$(150)	$(464)	$(88)	$(85)
Non-cash charges
Depreciation and amortization	119	125	496	494
Deferred taxes	20	4	7	25
Pension expense	8	8	32	30
Stock-based compensation expense	5	7	14	43
Restructuring, asset impairment and related charges	125	19	208	97
Pension settlement and curtailment charges	5	19	5	19
Legacy environmental charge			11
Gain on sale of miscellaneous assets	(5)	(4)	(6)	(4)
Goodwill impairment		445		445
Equity investment impairment	25		25
Cash payments
Pension contributions	(19)	(8)	(32)	(32)
Cash paid for restructuring activities	(17)	(5)	(41)	(26)
Change in components of working capital (a)	234	268	(125)	(148)
Other, net (b)	(32)	(33)	(17)	(40)
Cash provided by operating activities	318	381	489	818

Cash flows from investing activities:
Cash payments for property, plant and equipment	(108)	(223)	(617)	(688)
Contributions and advances to joint ventures	(2)	(1)	(3)	(10)
Net cash proceeds related to disposal of misc. assets	10		29	11
Net cash proceeds (payments) from hedging activities	(14)	(2)	(29)	4
Cash utilized in investing activities	(114)	(226)	(620)	(683)

Cash flows from financing activities:
Changes in borrowings, net	(174)	(45)	76	81
Shares repurchased	(10)	(10)	(40)	(40)
Payment of finance fees			(13)	(22)
Net cash payments for hedging activity				(40)
Distributions to non-controlling interests	(8)	(3)	(17)	(6)
Other, net(c)			(14)
Cash provided by (utilized in) financing activities	(192)	(58)	(8)	(27)
Effect of exchange rate fluctuations on cash	(33)	24	(40)	32
Change in cash	(21)	121	(179)	140
Cash at beginning of period	755	792	913	773
Cash at end of period	$734	$913	$734	$913

(a)	The Company uses various factoring programs to sell certain receivables to financial institutions as part of managing its cash flows. At December 31, 2024 and 2023, the amount of receivables sold by the Company was $535 million and $542 million, respectively. For the years ended December 31, 2024 and 2023, the Company's use of its factoring programs resulted in a decrease of $7 million and and an increase of $7 million to cash provided by operating activities, respectively.

(b)	Other, net includes other non-cash charges plus other changes in non-current assets and liabilities.

(c)	Other, net includes share settlement activity.

O-I GLASS, INC.

Reportable Segment Information and Reconciliation to Earnings Before Income Taxes

(Dollars in millions)

Unaudited	Three months ended December 31		Year ended December 31
	2024	2023	2024	2023
Net sales:
Americas	$891	$922	$3,584	$3,865
Europe	604	689	2,820	3,117
Reportable segment totals	1,495	1,611	6,404	6,982

Other	34	30	127	123
Net sales	$1,529	$1,641	$6,531	$7,105

Earnings (loss) before income taxes	$(125)	$(439)	$38	$67
Items excluded from segment operating profit:
Retained corporate costs and other	30	49	134	224
Items not considered representative of ongoing operations (a)	148	479	241	560
Interest expense, net	83	79	335	342
Segment operating profit (b):	$136	$168	$748	$1,193

Americas	$96	$93	$392	$511
Europe	40	75	356	682
Reportable segment totals	$136	$168	$748	$1,193

Ratio of earnings (loss) before income taxes to net sales	-8.2%	-26.8%	0.6%	0.9%

Segment operating profit margin (c):
Americas	10.8%	10.1%	10.9%	13.2%
Europe	6.6%	10.9%	12.6%	21.9%

Reportable segment margin totals	9.1%	10.4%	11.7%	17.1%

(a)	Reference reconciliation for adjusted earnings.

(b)	Segment operating profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations and other adjustments as well as certain retained corporate costs.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to segment operating profit is earnings (loss) before income taxes. The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(c)	Segment operating profit margin is segment operating profit divided by segment net sales.

O-I GLASS, INC.

Changes in Net Sales and Segment Operating Profit for Reportable Segments

(Dollars in millions)

Unaudited

	Three months ended December 31
	Americas	Europe	Total

Net sales for reportable segments- 2023	$922	$689	$1,611
Effects of changing foreign currency rates (a)	(60)	(14)	(74)
Price	6	(41)	(35)
Sales volume & mix	23	(30)	(7)
Total reconciling items	(31)	(85)	(116)
Net sales for reportable segments- 2024	$891	$604	$1,495

	Three months ended December 31
	Americas	Europe	Total
Segment operating profit - 2023	$93	$75	$168
Effects of changing foreign currency rates (a)	(5)	(1)	(6)
Net price (net of cost inflation)	(16)	(29)	(45)
Sales volume & mix	5	(8)	(3)
Operating costs	19	3	22
Total reconciling items	3	(35)	(32)
Segment operating profit - 2024	$96	$40	$136

	Year ended December 31
	Americas	Europe	Total

Net sales for reportable segments- 2023	$3,865	$3,117	$6,982
Effects of changing foreign currency rates (a)	(71)	1	(70)
Price	19	(179)	(160)
Sales volume & mix	(229)	(119)	(348)
Total reconciling items	(281)	(297)	(578)
Net sales for reportable segments- 2024	$3,584	$2,820	$6,404

	Year ended December 31
	Americas	Europe	Total
Segment operating profit - 2023	$511	$682	$1,193
Effects of changing foreign currency rates (a)	3	(2)	1
Net price (net of cost inflation)	(41)	(140)	(181)
Sales volume & mix	(37)	(29)	(66)
Operating costs	(44)	(155)	(199)
Total reconciling items	(119)	(326)	(445)
Segment operating profit - 2024	$392	$356	$748

(a) Currency effect on net sales and segment operating profit determined by using 2024 foreign currency exchange rates to translate 2023 local currency results.

O-I GLASS, INC.

Reconciliation for Adjusted Earnings

(Dollars in millions, except per share amounts)

The reconciliation below describes the items that management considers not representative of ongoing operations.

Unaudited

	Three months ended December 31		Year ended December 31
	2024	2023	2024	2023

Net loss attributable to the Company	$(155)	$(470)	$(106)	$(103)
Items impacting equity earnings
Equity investment impairment	25		25
Restructuring, asset impairment and other charges			2
Items impacting other income (expense), net:
Legacy environmental charge			11
Restructuring, asset impairment and other charges	123	19	204	100
Goodwill Impairment		445		445
Gain on sale of miscellaneous assets	(5)	(4)	(6)	(4)
Pension settlement and curtailment charges	5	19	5	19
Items impacting interest expense:
Charges for note repurchase premiums and write-off of deferred finance fees and related charges			2	39
Items impacting income tax:
Valuation Allowance-Interest carryovers		20		20
Net expense (benefit) for income tax on items above	(2)	(11)	(11)	(25)
Items impacting net earnings attributable to noncontrolling interests:
Net impact of noncontrolling interests on items above	1		1
Total adjusting items (non-GAAP)	$147	$488	$233	$594

Adjusted earnings (loss) (non-GAAP)	$(8)	$18	$127	$491

Diluted average shares (thousands)	154,040	154,223	154,552	154,651

Net loss attributable to the Company	$(1.00)	$(3.05)	$(0.69)	$(0.67)
Adjusted earnings (loss) per share (non-GAAP)(a)	$(0.05)	$0.12	$0.81	$3.09

(a)  For purposes of computing adjusted earnings per share, the diluted average shares (in thousands) are 158,837 for the three months ended December 31, 2023.

For purposes of computing adjusted earnings per share, the diluted average shares (in thousands) are 159,135 for the year ended December 31, 2023.

For purposes of computing adjusted earnings per share, the diluted average shares (in thousands) are 157,263 for the year ended December 31, 2024.

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted earnings and adjusted earnings per share, for the periods ending after December 31, 2024 to its most directly comparable GAAP financial measure, net earnings attributable to the Company, because management cannot reliably predict all of the necessary components of this GAAP financial measure without unreasonable efforts. Net earnings attributable to the Company includes several significant items, such as restructuring charges, asset impairment charges, charges for the write-off of finance fees, and the income tax effect on such items. The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly. Accordingly, the Company is unable to provide a reconciliation of adjusted earnings and adjusted earnings per share to net earnings attributable to the Company or address the probable significance of the unavailable information, which could be material to the Company's future financial results.

Unaudited

O-I GLASS, INC.

Reconciliation to Free Cash Flow

(Dollars in millions)

	Year Ended December 31, 2024	Year Ended December 31, 2023	Forecast for Year Ended December 31, 2025

Cash provided by operating activities	$489	$818	$600
Cash payments for property, plant and equipment	(617)	(688)	(400 - 450)
Free cash flow (non-GAAP)	$(128)	$130	$150 - 200

O-I GLASS, INC.

Reconciliation to Net Debt

(Dollars in millions)

	Year Ended December 31, 2024	Year Ended December 31, 2023
Total debt	$4,969	$4,946
Cash and cash equivalents	734	913
Net Debt	$4,235	$4,033

O-I GLASS, INC.

Reconciliation to Adjusted Effective Tax Rate

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted effective tax rate, for the year ending December 31, 2025, to its most directly comparable GAAP financial measure, provision for income taxes divided by earnings (loss) before income taxes, because management cannot reliably predict all of the necessary components of these GAAP financial measures without unreasonable efforts. Earnings (loss) before income taxes includes several significant items, such as restructuring charges, asset impairment charges, charges for the write-off of finance fees, and the provision for income taxes would include the income tax effect on such items. The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly. Accordingly, the Company is unable to provide a reconciliation of adjusted effective tax rate to provision for income taxes divided by earnings (loss) before income taxes or address the probable significance of the unavailable information, which could be material to the Company's future financial results.